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                                                                    Exhibit 10.3

                           KORN/FERRY INTERNATIONAL

                                  AMENDMENTS

                                      TO

                            PERFORMANCE AWARD PLAN


     The following sets forth the amendments and modifications to the Korn/Ferry International Performance Award Plan as of April 30, 2001. Terms used herein and not otherwise defined have the meaning set forth in the Plan. These amendments and modifications have been adopted by the Board and, as applicable, the shareholders of the Company.

Section 1.4.2 was amended to read in its entirety as follows:

1.4.2  Share Limits.  The maximum number of shares of Common Stock that may be
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delivered pursuant to Awards granted to Eligible Persons under this Plan will not exceed 13,000,000 shares (the "Share Limit"). The maximum number of shares subject to those options and Stock Appreciation Rights that are granted during any calendar year to any one individual will be limited to 700,000 shares covered by the Plan, and the maximum individual limit on the number of shares in the aggregate subject to all Awards that during any calendar year are granted under this Plan to any one individual will be 1,050,000 shares covered by the Plan. The maximum individual limit for any Non-Employee Director, including any Option granted or to be granted (assuming continued eligibility during the year of grant) pursuant to Section 8 of this Plan, will be 50,000 shares covered by the Plan during any twelve month period. Each of the foregoing numerical limits will be subject to adjustment as contemplated by this Section 1.4 and Section 6.2.

Section 1.4.3 was amended to read it its entirety as follows:

1.4.3  Share Reservation; Replenishment and Reissue of Unvested Awards.  No
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Award may be granted under this Plan unless, on the date of grant, the sum of
(a) if vested or exercisable, the number of shares then issuable pursuant to such Award, plus (b) the number of shares that have previously been issued pursuant to Awards granted under this Plan, other than reacquired shares available for reissue consistent with any applicable legal limitations, plus (c) the number of shares that are then issuable pursuant to vested or exercisable Awards that are outstanding on such date, does not exceed the Share Limit. Shares that are subject to or underlie Awards that expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan, as well as reacquired shares, will again, except to the extent prohibited by law (including Section 162(m)), be available for subsequent Awards under the Plan. Except as limited by law (including Section 162(m)), if an Award is or may be

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settled only in cash, such Award need not be counted against any of the limits under this Section 1.4.

Section 8.2.1 was amended by replacing the number "2,000" with the number
"2,500."

Section 8.2.2 was amended by replacing the number "2,000" with the number
"2,500."

     Except as set forth above, the Plan remains in full force and effect.

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